UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MATHEWSON,    RONALD     W.

       87 GLENMOOR PLACE
      ENGLEWOOD,   CO    80110
     USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     JUNE 2000
5. If Amendment, Date of Original (Month/Year)
    AUGUST 14, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
     $.0001 Par Value Commo|N/A   |N/A | |NONE              |N/A|N/A        |3,750              |D     |                           |
n Stock                    |      |    | |                  |   |           |                   |      |                           |
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     $.0001 Par Value Commo|N/A   |N/A | |NONE              |N/A|N/A        |1,000              |I (a) |By Wife                    |
n Stock                    |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
    Right to Buy (Nonq|$4.50/sh|06/28|A   |V|10,000     |A  |06/28|06/28|$.0001 Par V|10,000 |       |10,000      |D  |            |
ualified) (b)         |        |/00  |    | |           |   |/00  |/03  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is filed to correct information regarding stock options granted to the Reporting Person on 6/28/00.
(a) The Reporting Person disclaims beneficial and pecuniary interest in the shares owned directly by his wife.
(b) Stock options received for services as a director which are exempt under Rule 16b-3. The options were not issued under the Issuer's Incentive
Stock Option Plan, which Plan is qualified under Section 422 of the Internal Revenue Code.
SIGNATURE OF REPORTING PERSON
 /s/   Ronald W. Mathewson
DATE
    November 10,2000